Contact:  Diana Burton
          732-767-2255


                                                           For Immediate Release


            U.S. INDUSTRIES DECLARES DIVIDEND OF LCA GROUP INC. STOCK

ISELIN, NJ, December 21 , 2000 - U.S. Industries, Inc. (NYSE-USI) announced today that its Board of Directors, in accordance with its previously announced intentions, has declared a dividend of its wholly-owned subsidiary, LCA Group Inc., which consists of USI's lighting and industrial tools business. The dividend will be in the form of one (1) share of LCA Group for each ten (10) shares of USI held by shareholders of record as of January 10, 2001. The dividend is subject to completion of new bank financing for both LCA and USI, effectiveness of LCA's Form 10 registration statement and approval of the LCA stock for listing on the New York Stock Exchange. The dividend is expected to be tax-free to USI and its shareholders. The dividend is expected to be paid on January 31, 2001.

U.S. Industries owns several major businesses selling branded, consumer-oriented building products to leading home centers and mass merchants. These brands include Jacuzzi, Ames/True Temper, Sundance Spas, and Zurn, among others.


Disclosure Concerning Forward-Looking Statements
------------------------------------------------
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.